Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE
Investor Relations Contacts:
Quintin V. Kneen
Vice President — Finance and Investor Relations
(281) 878-5612
quintin.kneen@grantprideco.com
GRANT PRIDECO REPORTS EPS OF $1.01 PER SHARE
ON A 20% REVENUE INCREASE
     HOUSTON, TEXAS, April 23, 2007 — Grant Prideco, Inc. (NYSE:GRP) today announced results for its 2007 first quarter. Net income increased 42% to $131.5 million ($1.01 per diluted share) on a 20% increase in revenues to $496.5 million. These results compare to net income of $92.4 million ($0.69 per diluted share) on revenues of $414.4 million in last year’s first quarter.
     “We are pleased to announce another exceptional quarter for Grant Prideco led by results in our Drilling Products and Services segment and earnings from our Voest-Alpine Tubular joint venture,” commented Michael McShane, Chairman, President, and CEO of Grant Prideco. “Our Drilling Products and Services segment continued its remarkable results with revenues increasing 42% over the same period in the prior year. This segment is benefiting from strong product demand and capacity additions completed last year. Our ReedHycalog segment benefited from expansion of its coring services business and incremental effects of the acquisition of Andergauge. While our Tubular Technology and Services segment experienced a slowdown in revenues due to softening tubular markets, we have recently seen an increase in orders for its products and services.”
     Operating Income Margins Increase
     Consolidated revenues increased by $82.0 million, or 20%, compared to last year’s first quarter, as worldwide drilling activity increased by 5%. Consolidated operating income margins increased to 30.8% from 27.6% for the same prior-year period. Selling, general and administrative costs increased by $15.5 million primarily due to the acquisition of Andergauge ($6.2 million impact), which the Company acquired in October 2006, personnel costs and TReX® cutter patent litigation costs; however, as a percentage of revenues, these costs remained relatively flat year over year at 16%.

     Other Items
     Interest expense increased by $1.2 million compared to last year’s first quarter reflecting borrowings in connection with the Company’s acquisition of Andergauge in 2006 and $186.6 million of share repurchases over the past year. Equity income from the Company’s investment in Voest-Alpine Tubulars increased to $44.6 million from $27.3 million due to increased volumes and pricing of its OCTG products and favorable geographic mix. While the international OCTG business remains strong, several orders were delivered earlier than planned resulting in an exceptional quarter.
     The Company’s effective tax rate was 30.2% for the first quarter of 2007 down slightly from 31.3% in last year’s first quarter. For fiscal 2007, the Company expects its effective tax rate to be in the range of 30% – 31%.
     The Company repurchased 1.2 million shares during the quarter at a total cost of $45.0 million.
     SEGMENT RESULTS
     Drilling Products and Services
     Revenues for the Drilling Products and Services segment were a record $275.9 million during the quarter, representing a 42% increase over last year’s first quarter. Operating income increased by 73% to $112.7 million and operating income margins increased to 40.8% from 33.5% in last year’s first quarter. These results reflect increased volumes and improved pricing coupled with a shift in product mix to higher-margin, larger-diameter drill pipe products in the first quarter of 2007. Drill pipe footage sold increased by 21% and average sales price per foot increased by 28%. Additionally, heavyweight drill pipe and drill collar products had increased sales year-over-year. Sequentially, total backlog for this segment increased slightly and stands at $1.1 billion at March 31, 2007.
     ReedHycalog
     Revenues for the ReedHycalog segment increased by 30% to $151.9 million primarily due to incremental revenues related to the Andergauge acquisition in October 2006, increased U.S. drill bit sales consistent with the 14% increase in the U.S. rig count and increased international revenues particularly in Russia, the Middle East and China. Additionally, coring services benefited from increased activity in the heavy oil sands market and an expansion of its Corion Express® product line into international markets. Operating income increased by 29% to $45.8 million and operating income margins remained relatively flat at 30% compared to last year’s first quarter as lower Andergauge margins and lower Canadian revenues for higher-margin drill bits were offset by higher-margin international sales.
     Tubular Technology and Services
     Revenues for the Tubular Technology and Services segment decreased by 35% to $67.2 million during the first quarter of 2007 compared to last year’s first quarter. Operating income decreased by 58% to $13.1 million and operating income margins decreased to 19.5% from 30.3% in last year’s first quarter. These results reflect a decline in domestic sales of OCTG tubular products and accessories due to continued distributor destocking. The most significant decrease was at this segment’s TCA heat-treat facility due to low domestic mill activity levels. Order levels, however, for this segment have begun to improve with backlog increasing by 32% compared to year-end levels.

     Corporate and Other
     Corporate and Other operating loss for the first quarter of 2007 increased to $18.5 million from $17.4 million for the same period last year. The increase is due to increased Corporate legal costs primarily related to TReX patent litigation costs and increased long-term incentive costs caused by the Company’s higher stock price. Offsetting these increases is a decreased operating loss related to the Company’s IntelliServ division as commercial activity commenced during the quarter.
     OUTLOOK
     Chairman, President, and CEO, Michael McShane commented, “While Canadian drilling activity and demand for certain tubular products and services has experienced some softening in the near term, this has been more than offset by growth in Drilling Products and Services, ReedHycalog international sales and Voest-Alpine Tubulars. As a result, we have revised our 2007 earnings estimate to $4.10 to $4.20 per share. Second quarter earnings are expected to be relatively flat with the first quarter as increases in Drilling Products and Services and Tubular Technology and Services are expected to be offset by declines at ReedHycalog and Voest-Alpine Tubulars.”
     Grant Prideco (http://www.grantprideco.com), headquartered in Houston, Texas, is the world leader in drill stem technology development and drill pipe manufacturing, sales and service; a global leader in drill bit and specialty tools, manufacturing, sales and service; and a leading provider of high-performance engineered connections and premium tubular products and services.
     Conference Call
     Grant Prideco’s conference call to discuss first quarter financial results is scheduled for Tuesday, April 24, 2007 at 8:30 a.m. EDT, (7:30 a.m. CDT, 5:30 a.m. PDT) and is accessible by dialing (800) 374-1805. For further information on the call or the webcast, please visit the Company’s website at www.grantprideco.com or see the Company’s press release announcing the earnings conference call dated April 5, 2007.
     To the extent not provided in the call, reconciliations of any non-GAAP financial measures discussed in the call will be available on the Investor Relations page of Grant Prideco’s website.
This press release contains, and statements made during our conference call relating to this press release may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning, among other things, Grant Prideco’s prospects for its operations and future demand for its products and services, all of which are subject to certain risks, uncertainties and assumptions. These risks, uncertainties and assumptions, which are more fully described in Grant Prideco, Inc.’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, include the impact of changes in oil and natural gas prices and worldwide and domestic economic conditions on drilling activity and demand for and pricing of Grant Prideco’s products, expectations for modestly improving demand for our drill stem products, increased competition in the Company’s premium connection markets, expectations relating to Grant Prideco’s ability to maintain and increase pricing in its various product lines, expectations that we will be able to pass through raw material price increases to our customers, foreign currency issues and unexpected changes in exchange rates, impact of geo-political and other events affecting international markets and trade, Grant Prideco’s ability to remain on the leading edge of technology in its products and successfully introduce and integrate new products and processes, the impact of international and domestic trade laws, unforeseen or unexpected litigation or claims, manufacturing difficulties and disruptions, and Grant Prideco’s assumptions relating thereto. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material respects from those currently anticipated and reflected in Grant Prideco’s forward-looking statements. These results should be considered preliminary until the Company files its Form 10-Q with the Securities and Exchange Commission.

GRANT PRIDECO, INC.
STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended March 31,
	2007	2006
	(Unaudited)
Revenues	$496,463	$414,425

Operating Expenses:
Cost of sales	254,078	228,529
Sales and marketing	5,587	35,980
General and administrative	33,754	27,840
Research and engineering	10,023	7,696

	343,442	300,045

Operating Income	153,021	114,380
Interest Expense	(5,069)	(3,831)
Other Expense, Net	(552)	(260)
Equity Income in Unconsolidated Affiliate	44,613	27,349

Income Before Income Taxes and Minority Interests	192,013	137,638
Income Tax Provision	(57,957)	(43,064)

Income Before Minority Interests	134,056	94,574
Minority Interests	(2,507)	(2,144)

Net Income	$131,549	$92,430

Basic Net Income Per Share	$1.03	$0.70
Basic Weighted Average Shares Outstanding	128,085	131,388

Diluted Net Income Per Share	$1.01	$0.69
Diluted Weighted Average Shares Outstanding	129,930	133,929

Cash Flow Data:
Depreciation and amortization	$14,689	$12,099
Cash provided by operating activities	58,765	63,536
Cash used in investing activities	(30,615)	(9,733)
Cash used in financing activities	(11,539)	(22,732)
Capital expenditures (a)	27,763	9,967

	March 31,	December 31,
	2007	2006
	(Unaudited)
Balance Sheet Data:
Total assets	$2,156,449	$2,022,067
Total debt	269,547	245,852
Total liabilities	695,312	659,184
Stockholders’ equity	1,461,137	1,362,883

Backlog at Period End (Unaudited)	$1,237,223	$ ,181,952

(a)	Capital expenditures for property, plant and equipment excludes acquisition of businesses.

GRANT PRIDECO, INC.
SUPPLEMENTAL QUARTERLY FINANCIAL INFORMATION
(In thousands)

	Three Months Ended March 31,
	2007	2006
	(Unaudited)
Revenues:
Drilling Products and Services	$275,948	$194,259
ReedHycalog	151,905	116,791
Tubular Technology and Services	67,172	103,273
Corporate and Other	1,438	102

	$496,463	$414,425

Operating Income (Loss):
Drilling Products and Services	$112,652	$65,012
ReedHycalog	45,801	35,558
Tubular Technology and Services	13,067	31,243
Corporate and Other	(18,499)	(17,433)

	$153,021	$114,380

Depreciation and Amortization:
Drilling Products and Services	$3,633	$3,300
ReedHycalog	6,629	4,089
Tubular Technology and Services	2,568	3,098
Corporate and Other	1,859	1,612

	$14,689	$12,099

Capital Expenditures for Property, Plant and Equipment:
Drilling Products and Services	$8,871	$4,495
ReedHycalog	10,686	2,194
Tubular Technology and Services	158	1,938
Corporate and Other	8,048	1,340

	$27,763	$9,967

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